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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             ESKIMO PIE CORPORATION
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                                (Name of issuer)

                         Common Stock, $1.00 Par Value
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                                   296443-10-4
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                                 (Cusip Number)


                                 Peter H. Kamin
                       Peak Investment Limited Partnership
                        One Financial Center, Suite 1600
                                Boston, MA 02111
                                 (617) 526-8979
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 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)


                                January 3, 2000
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             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13-d1(f) or 13-d-1(g), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

--------------------------                            --------------------------
CUSIP No. 296443-10-4             SCHEDULE 13D                 Page 2 of 8 Pages
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  PEAK INVESTMENT LIMITED PARTNERSHIP
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY

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4.                SOURCE OF FUNDS

                  WC
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5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                              7.      SOLE VOTING POWER

                                      175,100
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             175,100
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      0
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11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  175,100
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12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  5.05%
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14.               TYPE OF REPORTING PERSON

                  PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------                            --------------------------
CUSIP No. 296443-10-4             SCHEDULE 13D                 Page 3 of 8 Pages
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  PEAK MANAGEMENT, INC.
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
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5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
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6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  MASSACHUSETTS
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                              7.      SOLE VOTING POWER

                                      55,000
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           175,100
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             55,000
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      175,100
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11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    230,100*

        * AS GENERAL PARTNER OF PEAK INVESTMENT LIMITED PARTNERSHIP AND INVESTMENT MANAGER OF CERTAIN MANAGED ACCOUNTS

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12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  6.64%
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14.               TYPE OF REPORTING PERSON

                  CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

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CUSIP No. 296443-10-4             SCHEDULE 13D                 Page 4 of 8 Pages
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  PETER H. KAMIN
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY

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4.                SOURCE OF FUNDS

                  NONE
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5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
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6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
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                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           230,100
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      230,100
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11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      230,100*

      * AS PRINCIPAL AND DIRECTOR OF PEAK MANAGEMENT, INC. AND NOT INDIVDUALLY

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12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  6.64%
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14.               TYPE OF REPORTING PERSON

                  IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  296443-10-4                                         Page 5 of 8 Pages
           -----------                                             ---  ---

This  Amendment  No. 2 to  Schedule  13D further  amends Item 5 of that  certain
Schedule 13D filed on behalf of the Reporting Persons named herein on December 1, 1998, and previously amended as of September 29, 1999. Except as amended hereby, no change has occurred in the Reporting Persons' ownership or intentions.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER

         (a) and (b) The beneficial ownership and voting and dispositive power of each of the Reporting Persons with respect of Common Stock of the Issuer as of the date hereof is as follows:

    PEAK INVESTMENT LIMITED PARTNERSHIP

      (a) Amount Beneficially Owned:  175,100
                                    --------------------------------------------
      (b) Percent of Class:   5.05%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:   175,100
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  0
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:  175,100
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                      ----------

    PEAK MANAGEMENT, INC.

      (a) Amount Beneficially Owned:  230,100*
                                    --------------------------------------------
      (b) Percent of Class:   6.64%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:   55,000
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  175,100
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:  55,000
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 175,100
                                                                      ----------

   PETER H. KAMIN

      (a) Amount Beneficially Owned:  230,100*
                                    --------------------------------------------
      (b) Percent of Class:   6,64%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:   0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  230,100
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 230,100
                                                                      ----------
-------------
*SHARES REPORTED FOR PEAK MANAGEMENT, INC. INCLUDE 175,100 SHARES BENEFICIALLY OWNED PEAK INVESTMENT LIMITED PARTNERSHIP, OF WHICH PEAK MANAGEMENT, INC. IS THE SOLE GENERAL PARTNER, AND 55,000 SHARES IN CERTAIN CLIENT ACCOUNTS WHICH PEAK MANAGEMENT, INC. MANAGES.
**SHARES REPORTED FOR PETER H. KAMIN ARE BENEFICIALLY OWNED BY PEAK INVESTMENT LIMITED PARTNERSHIP AND PEAK MANAGEMENT, INC. BOTH OF WHICH MAY BE DEEMED TO BE CONTROLLED BY MR. KAMIN. NONE OF THE SHARES SO REPORTED ARE BENEFICIALLY OWNED BY MR. KAMIN INDIVIDUALLY.

         The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13D-3 under the Securities Exchange Act of 1934, as amended. The percentages of ownership described above are based on an aggregate 3,464,000 shares of Common Stock reported outstanding by the Issuer in its Form 10-Q for the fiscal quarter ended September 30, 1999.

         The only transaction in the Common Stock of the Issuer reported on herein which have been effected in the past sixty days by the Reporting Persons was a distribution in-kind of an aggregate 139,100 shares by Peak Investment Limited Partnership on January 3, 2000 to certain of its limited partners.

CUSIP No.  296443-10-4                                         Page 6 of 8 Pages
           -----------                                             ---  ---

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This statement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one (1) instrument.


                                            Peak L.P.
                                            By:  Peak Management, Inc.
                                                    Its Sole General Partner



                                            By:   /s/ Peter Kamin
                                               ---------------------------------
                                                Peter H. Kamin, President


Dated as of:  January 24, 2000

CUSIP No.  296443-10-4                                         Page 7 of 8 Pages
           -----------                                             ---  ---


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This statement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one (1) instrument.


                                            PEAK MANAGEMENT, INC.



                                            By:  /s/ Peter Kamin
                                               ---------------------------------
                                                Peter H. Kamin


Dated as of:  January 24, 2000

CUSIP No.  296443-10-4                                         Page 8 of 8 Pages
           -----------                                             ---  ---


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This statement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one (1) instrument.



                                            By:   /s/ Peter Kamin
                                               ---------------------------------
                                               Peter H. Kamin, Individually


Dated as of:  January 24, 2000